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                                                                     Exhibit 5.1

                                  June 15, 2004

Wells Fargo Asset Securities Corporation
7485 New Horizon Way
Frederick, Maryland 21703

          Re: Mortgage Pass-Through Certificates
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Gentlemen:

          We have acted as your counsel in connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof pursuant to the Securities Act of 1933, as amended (as amended, the "Registration Statement"). The Registration Statement covers Mortgage Pass-Through Certificates ("Certificates") to be sold by Wells Fargo Asset Securities Corporation (the "Company") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a trustee to be identified in the prospectus supplement for such Series of Certificates (a "Trustee"), and Wells Fargo Bank, N.A., as master servicer (the "Master Servicer"). A form of Pooling and Servicing Agreement is filed as an Exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

          We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, we are of the opinion that:

          1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization,

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               moratorium, receivership or other laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

          2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and the Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be validly issued, and outstanding, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus and the form of prospectus supplement forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,


                                        /s/ CADWALADER WICKERSHAM & TAFT LLP